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                                                                  Exhibit 10.5.2

                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT (the "Agreement") made this ____________day of ___________, 2006, by and between HAMPDEN BANK, a Massachusetts-chartered savings bank, with its principal administrative office at 19 Harrison Avenue, Springfield, MA 01102 (the "Bank"), HAMPDEN BANCORP, INC., a corporation organized under the laws of the State of Delaware, the holding company for the Bank (the "Holding Company"), and GLENN S. WELCH (the "Executive").

      WHEREAS, Executive serves in a position of substantial responsibility; and

      WHEREAS, the Bank wishes to assure Executive's services for the term of this Agreement; and

      WHEREAS, Executive is willing to serve in the employ of the Bank during the term of this Agreement.

      NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained in this Agreement, the parties hereby agree as follows:

      1. EMPLOYMENT.

      (a) POSITION. Executive is employed as the Executive Vice President of the Bank. Executive will perform all duties and shall have all powers commonly incident to the office of ________________ of the Bank or which, consistent with this office, are delegated to him by the Board of Directors of the Bank (the "Board"). During the term of this Agreement, Executive also agrees to serve, if elected, as an officer and/or director of any subsidiary or affiliate of the Bank or the Holding Company and to carry out the duties and responsibilities reasonably appropriate to those offices.

      (b) TERM. The period of Executive's employment under this Agreement shall be deemed to have commenced as of the date written above and shall continue for a period of thirty-six (36) full calendar months ("Initial Term"), or until the employment relationship is terminated pursuant to Sections 3 or 4 hereof. Upon the expiration of the Initial Term, this Agreement will be renewed automatically for successive thirty-six-month periods ("Renewal Terms"), unless the Board or Executive elects not to extend the term of the Agreement by giving written notice to the other party in accordance with the terms of this Agreement. Executive's employment shall continue during such Renewal Terms until the employment relationship is terminated pursuant to Sections 3 or 4 hereof.

      (c) DEVOTION TO DUTIES AND LOYALTY. While Executive is employed hereunder, he will: (i) use his best efforts, skill and abilities to perform faithfully all duties assigned to him pursuant to this Agreement, (ii) devote his full business time and energies to the business and the affairs of the Bank; (iii) not render any similar services for his own account or any other person or entity without the prior written consent of the Bank; and (iv) not undertake any other full-time employment from any person or entity without prior written consent of the Bank. However, from time to time, Executive may, with the permission of the Board, serve on the boards of directors of, and hold any other offices or positions in, companies or organizations that will not present any conflict of interest with the Bank or any of its

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subsidiaries or affiliates, unfavorably affect the performance of the
Executive's duties pursuant to this Agreement, or violate any applicable statute or regulation.

      2. COMPENSATION.

      (a) BASE SALARY. The Bank agrees to pay Executive a base salary at the annual rate of $________ per year (less applicable withholding taxes), payable in accordance with the Bank's customary payroll practices.

             (1) The Board shall review annually the rate of the Executive's base salary based upon factors they deem relevant, and may maintain or increase his base salary, in its discretion. In addition, the Board may decrease the base salary in the event that the Board determines that financial exigencies require such decrease, provided that the compensation of all executives of the Bank is also reduced at the same time in a substantially commensurate manner.

             (2) In the absence of action by the Board, the Executive shall continue to receive a base salary at the annual rate specified on the Effective Date or, if another rate has been established under the provisions of this Section 2, the rate last properly established by action of the Board under the provisions of this
             Section 2.

      (b) BONUSES. Executive shall be eligible to participate in discretionary bonuses or other discretionary incentive compensation programs that the Bank may award from time to time to Executives pursuant to bonus plans or otherwise.

      (c) STOCK-BASED COMPENSATION. The Executive will be eligible to participate in the Bank's Employee Stock Ownership Plan and to be considered by the Board for grants or awards of stock options or other stock-based compensation under any stock-based incentive plans that the Bank elects to implement. All such grants or awards shall be governed by the relevant plan documents and requirements and shall be evidenced by the Bank's then-standard form of stock option, restricted stock or other applicable agreement.

      (d) BENEFIT PLANS. Executive shall be eligible to participate in such life insurance, medical, dental, pension, profit sharing, and retirement plans and other programs and arrangements as may be approved from time to time by the Bank for the benefit of its employees.

      (e) VACATIONS AND LEAVE. The Executive shall be entitled to accrue and take four (4) weeks of vacation each year at such times as shall be consistent with the Bank's vacation policies and, in the Bank's judgment, with the Bank's vacation schedule for senior executives and other employees. Vacation leave cannot be accumulated from year to year. The Executive also shall be entitled to other paid sick, personal or other leave in accordance with the Bank's policy for senior executives, or otherwise as approved by the Board. In addition to paid vacation and other leave, the Board may grant to the Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Board in its discretion may determine.

      (f) EXPENSE PAYMENTS AND REIMBURSEMENTS. Executive shall be reimbursed for all reasonable out-of-pocket business expenses that Executive shall incur in connection with his

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services under this Agreement upon substantiation of such expenses in accordance with applicable policies of the Bank.

      (g) AUTOMOBILE ALLOWANCE. During the term of this Agreement, the Executive shall receive an automobile allowance of $500 per month.

      3. TERMINATION AND TERMINATION PAY.

      Executive's employment under this Agreement may be terminated in the following circumstances:

      (a) DEATH. Executive's employment under this Agreement will terminate upon Executive's death during the term of this Agreement. Upon any termination for death, Executive's estate will receive (1) Executive's base salary through the effective date of termination, (2) payment of any bonuses or incentive compensation with respect to the fiscal year ended prior to the fiscal year in which the termination date occurs that was earned and unpaid, and (3) reimbursement of all expenses for which Executive is entitled to be reimbursed pursuant to Section 2 hereof, but for which he has not yet been reimbursed (collectively, the "Accrued Compensation.").

      (b) RETIREMENT. This Agreement will terminate upon Executive's retirement under the retirement benefit plan or plans in which Executive participates pursuant to Section 2(c) of this Agreement or otherwise. Upon any termination for retirement, Executive will receive all Accrued Compensation.

      (c) DISABILITY. The Board or Executive may terminate Executive's employment after having determined that Executive has a Disability. For purposes of this Agreement, "Disability" shall have the same meaning given to such term under the Bank's Long-Term Disability plan as in effect from time to time, or, if no such plan is then in effect, the meaning described in Section 22(c)(3) of the Internal Revenue Code (the "Code").

      Upon any termination for disability, Executive will no longer be obligated to perform services under this Agreement. If the Bank terminates Executive's employment as a result of the Executive's Disability, then Executive shall not be entitled to receive severance or other benefits except for those as may then be established under the Bank's then existing severance and benefits plans.

      (d) TERMINATION FOR CAUSE. The Board may, by written notice to Executive, immediately terminate his employment at any time for "Cause." Upon termination for Cause, Executive shall receive all Accrued Compensation. Termination for Cause shall mean termination because of, in the good faith determination of the Board, Executive's:

             (1) Act of dishonesty, falsification of Bank or Holding Company documents, or other intentional misrepresentation related to business matters of the Bank or the Holding Company;

             (2) Incompetence;

             (3) Willful misconduct or action in bad faith;

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             (4) Breach of fiduciary duty;

             (5) Failure to substantially perform his stated duties and obligations to the Bank, including, but not limited to, one or more acts of gross negligence;

             (6) Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflects adversely on the reputation of the Bank or the Holding Company, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order;

             (7) Commission of any tortious act, unlawful act or malfeasance that causes or reasonably could cause harm to the Bank or the Holding Company;

             (8) Material breach of any provision of this Agreement, or the written policies of the Bank and/or Holding Company (including, but not limited to the Hampden Bank Code of Ethics and Conflict of Interest Policy); and/or

             (9) Violation of the Securities Act of 1933 or the Securities Exchange Act of 1934.

      (e) VOLUNTARY TERMINATION BY EXECUTIVE. Executive may voluntarily terminate his employment during the term of this Agreement upon at least sixty
(60) days prior written notice to the Board. In its discretion, the Board may accelerate Executive's termination date. Upon Executive's voluntary termination, he will receive all Accrued Compensation as of the date of his termination (as determined by the Board).

      (f) WITHOUT CAUSE OR WITH GOOD REASON. The Board may, by written notice to Executive, immediately terminate his employment at any time for a reason other than Cause (a termination "Without Cause") and Executive may, by written notice to the Board, immediately terminate this Agreement at any time within ninety (90) days following an event constituting "Good Reason," as defined below (a termination "With Good Reason").

      In the event of termination under this Section 3(f) (other than a termination without Cause or for Good Reason within two (2) years of a Change in Control (defined in Section 4(a)), in which event Section 4(c) shall apply), the Bank shall pay Executive:

             (1) all Accrued Compensation;

             (2) a severance payment equal to his base salary for the remaining term of the Agreement, paid periodically in accordance with the Bank's customary payroll practices over the remaining term of the Agreement; and

             (3) directly, or by reimbursing the Executive for, the monthly premium for continuation coverage under the Bank's health and dental insurance plans, to the same extent that such insurance is provided to persons currently employed by the Bank, provided that the Executive makes a timely election for such continuation coverage under the Consolidate Omnibus Budget Reconciliation Act of 1985 ("COBRA"). The "qualifying event" under

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             COBRA shall be deemed to have occurred on the termination date. The
             Bank's obligation under this paragraph shall end 18 months after the termination date or at such earlier date as the Executive becomes eligible for comparable coverage under another employer's group coverage. The Executive agrees to notify the Bank promptly and in writing of any new employment and to make full disclosure to the Bank of the health and dental insurance coverage available to him through such new employment.

      In addition, Executive shall, for the remaining term of the Agreement, receive the benefits he would have received during the remaining term of the Agreement under any retirement programs (whether tax-qualified or non-qualified) in which Executive participated prior to his termination (with the amount of the benefits determined by reference to the benefits received by Executive or accrued on Executive's behalf under such programs during the twelve (12) months preceding his termination) and continue to participate in any benefit plans of the Bank that provide life insurance, upon terms no less favorable than the most favorable terms provided to employees of the Bank during such period. In the event that the Bank is unable to provide such coverage by reason of Executive no longer being an employee, the Bank shall provide Executive with comparable coverage on an individual policy basis.

      "Good Reason" shall exist if, without Executive's express written consent, the Bank or the Holding Company materially breaches any of its obligations under this Agreement. Such a material breach shall be deemed to occur upon any of the following:

          (1) A material reduction in Executive's responsibilities or authority in connection with his employment with the Bank or the Holding Company;

          (2) Assignment to Executive of duties of a non-executive nature or duties for which he is not reasonably equipped by his skills and experience;

          (3) Failure of Executive to be nominated or renominated to the Board to the extent Executive is a Board member prior to the Effective Date;

          (4) A material reduction in salary or benefits contrary to the terms of this Agreement, or, following a Change in Control (as defined in Section 4 of this Agreement), any material reduction in salary or benefits below the amounts Executive was entitled to receive before the Change in Control;

          (5) A requirement that Executive relocate his principal business office or his principal place of residence outside of the area consisting of a thirty-five (35) mile radius from the current main office of the Bank and any branch of the Bank, or the assignment to Executive of duties that would reasonably require such a relocation; or

          (6) Liquidation or dissolution of the Bank or the Holding Company.

      Notwithstanding the foregoing, a reduction or elimination of Executive's benefits under one or more benefit plans maintained as part of a good faith, overall reduction or

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elimination of such plans or benefits, applicable to all participants in a manner that does not discriminate against Executive (except as such discrimination may be necessary to comply with law), will not constitute an event of Good Reason or a material breach of this Agreement, provided that benefits of the same type or to the same general extent as those offered under such plans before the reduction or elimination are not available to other officers of the Bank or any affiliate under a plan or plans in or under which Executive is not entitled to participate.

      4. PAYMENTS IN CONNECTION WITH A CHANGE IN CONTROL.

      (a) For purposes of this Agreement, a "Change in Control" shall mean any of the following events:

             (1) MERGER. The Bank or the Holding Company merges into or consolidates with another entity, or merges another corporation into the Bank or Holding Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Bank or the Holding Company immediately before the merger or consolidation;

             (2) ACQUISITION OF SIGNIFICANT SHARE OWNERSHIP. There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Bank or the Holding Company's voting securities, but this clause (ii) shall not apply to beneficial ownership of Bank or Holding Company voting shares held in a fiduciary capacity by an entity of which the Bank or the Holding Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities.

             (3) CHANGE IN BOARD COMPOSITION. During any period of two consecutive years, individuals who constitute the Bank's or the Holding Company's Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Bank's or the Holding Company's Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the members) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

             (4) SALE OF ASSETS. The Bank or the Holding Company sells to a third party all or substantially all of its assets.

             (5) TENDER OFFER. A tender offer is made for 25% or more of the voting securities of the Bank or the Holding Company.

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      (b) In the event that, upon a change in ownership or control within the meaning of Section 409A(a)(2)(A)(v) of the Code, Executive is offered employment with the Bank or its successor that is comparable in terms of compensation and responsibilities, and Executive stays for six (6) months after the change in ownership or control is completed, Executive shall receive a lump sum payment in the amount of three (3) months base salary.

      (c) TERMINATION. If within the period ending two (2) years after a Change in Control, (i) the Bank or the Holding Company terminates Executive's employment Without Cause (defined in Section 3(d) above), or (ii) Executive voluntarily terminates his employment With Good Reason (defined in Section 3(f) above), the Bank will, within ten (10) calendar days of the termination of Executive's employment, pay Executive:

             (1) all Accrued Compensation;

             (2) one lump-sum cash payment equal to two (2) times Executive's average "Annual Compensation" over the five (5) most recently completed calendar years, ending with the year immediately preceding the effective date of the Change in Control. In determining Executive's average "Annual Compensation", "Annual Compensation" will include base salary and any other taxable income, including, but not limited to, amounts related to the granting, vesting or exercise of restricted stock or stock option awards, commissions, bonuses, retirement benefits, director or committee fees and fringe benefits paid or accrued for Executive's benefit. Annual compensation will also include profit sharing, Employee stock ownership plan and other retirement contributions or benefits, including to any tax-qualified plan or arrangement (whether or not taxable) made or accrued on behalf of Executive for such year; and

             (3) directly, or by reimbursing the Executive for, the monthly premium for continuation coverage under the Bank's health and dental insurance plans, to the same extent that such insurance is provided to persons currently employed by the Bank, provided that the Executive makes a timely election for such continuation coverage under the Consolidate Omnibus Budget Reconciliation Act of 1985 ("COBRA"). The "qualifying event" under COBRA shall be deemed to have occurred on the termination date. The Bank's obligation under this paragraph shall end 18 months after the termination date or at such earlier date as the Executive becomes eligible for comparable coverage under another employer's group coverage. The Executive agrees to notify the Bank promptly and in writing of any new employment and to make full disclosure to the Bank of the health and dental insurance coverage available to him through such new employment.

In addition, in such event, the Executive shall, for a twenty-four (24) month period following his termination of employment, receive the benefits he would have received over such period under any retirement programs (whether tax-qualified or nonqualified) in which the Executive participated prior to his termination (with the amount of the benefits determined by reference to the benefits received by the Executive or accrued on his behalf under such programs during the twelve (12) months preceding the Change in Control) and

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continue to participate in any benefit plans of the Bank that provide life insurance upon terms no less favorable than the most favorable terms provided to Executives of the Bank during such period. In the event that the Bank is unable to provide such coverage by reason of the Executive no longer being an Executive, the Bank shall provide the Executive with comparable coverage on an individual policy.

      (d) The cash payments made under Section 4(c) shall be made in lieu of any payments also required under Section 3(f) of this Agreement because of Executive's termination of employment.

      5. CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION.

      (a) CONFIDENTIALITY.

             (1) "Confidential Information" is information however delivered, disclosed, or discovered during the term of Executive's employment, which Executive has, or in the exercise of ordinary prudence should have, reason to believe is confidential or which the Bank designates as confidential including, but not limited to:

                 (i) BANK INFORMATION: Bank or Holding Company proprietary information, technical data, trade secrets or know-how, including, but not limited to: research, processes, pricing strategies, communication strategies, sales strategies, sales literature, sales contracts, product plans, products, inventions, methods, services, computer codes or instructions, software and software documentation, equipment, costs, customer lists, business studies, business procedures, finances and other business information disclosed to Executive by the Bank or the Holding Company, either directly or indirectly in writing, orally or by drawings or observation of parts or equipment and such other documentation and information as is necessary in the conduct of the business of the Bank or the Holding Company; and

                 (ii) THIRD PARTY INFORMATION: confidential or proprietary information received by the Bank or the Holding Company from third parties.

             (2) The Bank's failure to mark any of the Confidential Information as confidential or proprietary will not affect its status as Confidential Information.

             (3) Executive also agrees that the terms, conditions and subject matter of this Agreement are considered Confidential Information.

             (4) Confidential Information does not include information that has ceased to be confidential by reason of any of the following: (i) was in Executive's possession prior to the date of his initial employment with the Bank, provided that such information is not known by Executive to be subject to

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             another confidentiality agreement with, or other obligation of secrecy to, the Bank, the Holding Company, or another party; (ii) is generally available to the public and became generally available to the public other than as a result of a disclosure in violation of this Agreement; (iii) became available to Executive on a non-confidential basis from a third party, provided that such third party is not known by Executive to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Bank, the Holding Company, or another party or is otherwise prohibited from providing such information to Executive by a contractual, legal or fiduciary obligation; or (iv) Executive is required to disclose pursuant to applicable law or regulation (as to which information, Executive will provide the Bank with prior notice of such requirement and, if practicable, an opportunity to obtain an appropriate protective order).

             (5) Executive shall not, either during or after the termination of his or her employment with the Bank, communicate or disclose to any third party the substance or content of any Confidential Information (defined above), or use such Confidential Information for any purpose other than the performance of Executive's obligations hereunder. Executive acknowledges and agrees that any Confidential Information obtained by Executive during the performance of his or her employment concerning the business or affairs of the Bank, or any subsidiary, affiliate or joint venture of the Bank is the property of the Bank, or such subsidiary, affiliate or joint venture of the Bank, as the case may be.

             (6) Executive agrees to return all Confidential Information, including all copies and versions of such Confidential Information (including, but not limited to, information maintained on paper, disk, CD-ROM, network server, or any other retention device whatsoever) and other property of the Bank, to the Bank within two
             (2) business days of his separation from the Bank (regardless of the reason for the separation).

             (7) RECOGNITION OF GOOD WILL. Executive further recognizes and acknowledges that in the course of employment he is and will be introduced to customers and others with important relationships to the Bank. Executive acknowledges and agrees that any and all "goodwill" associated with any existing or prospective customer, account or business partner belongs exclusively to the Bank including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between Executive and any existing or prospective customers, accounts, business partners and other key relationships of the Bank.

      (b) NON-COMPETITION. In view of the covenants above, and as a material inducement to the Bank to enter into this Agreement and to pay to Executive the compensation stated in Section 2, Executive agrees that during his employment and for a period of one (1) year thereafter (the "Non-Competition Period"), he shall not, for himself or on behalf of any other person or entity, directly or indirectly own, manage, control, participate in, consult

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with, render services for or in any manner engage in or have a financial interest in any business that competes with the depository, lending, or other business activities of the Bank in any city, town or county in which Executive's normal business office is located, or the Bank has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Bank.

      Executive further agrees that during the Non-Competition Period, he will not serve as an officer, director or employee of any bank holding company, bank, savings association, savings and loan holding company, mortgage company or other financial institution that offers products or services competing with those offered by the Bank or its subsidiaries or affiliates from any office within thirty-five (35) miles from the main office of the Bank or any branch of the Bank.

      The foregoing shall not prohibit Executive from being a passive owner of not more than 5% of the outstanding stock of a corporation which is publicly traded, so long as Executive has no active participation in the business of the corporation.

      (c) NON-SOLICITATION. During the Non-Competition Period Executive shall not, either individually or on behalf of or through any third party, directly or indirectly, engage in the following activities:

             (1) CUSTOMER, CLIENT AND VENDOR NON-SOLICITATION. Solicit, divert, appropriate or take away, or attempt to solicit, divert, appropriate or take away, the business or patronage of any of the clients, customers or vendors of the Bank that were clients, customers or vendors of the Bank while Executive was employed by the Bank and that were serviced by Executive, or prospective clients, customers or vendors with which Executive had written or oral communications while Executive was employed by the Bank.

             (2) EMPLOYEE NON-SOLICITATION. Hire, retain, recruit, entice, induce, solicit or encourage any employee or consultant to terminate their employment with, or otherwise cease their relationship with, the Bank or its parent, subsidiaries or affiliates. This section 5(c)(2) shall prohibit the aforesaid actions by Executive with respect to any person both while such person is a current employee or consultant of the Bank or such related entities, and for the ninety (90) day period after such person's employment or consultancy with the Bank terminates.

      The terms of this Section 5 of the Agreement are in addition to, and not in lieu of, any other contractual, statutory or common law obligations that Executive may have relating to the protection of the Bank's Confidential Information or its property. The terms of this section shall survive indefinitely Executive's employment with the Bank, provided that the Confidential Information of the Bank remains confidential and is not a matter of public knowledge.

      6. RETURN OF PROPERTY. Within two (2) business days of the termination of Executive's employment hereunder for any reason or for no reason and at any time requested by the Bank, Executive will deliver to the Bank any property of the Bank that may

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be in his possession, including, but not limited to, memoranda, notes, records, reports or other documents or photocopies of the same.

      7. POST-TERMINATION OBLIGATIONS. Any and all payments, benefits and vested rights due to Executive under this Agreement are subject to his compliance with Sections 1(c), 5 and 6 of this Agreement. Upon a good faith finding by the Board that Executive breached Sections 1(c), 5 or 6 of this Agreement, the Bank shall be excused from making any and all payments under this Agreement and Executive shall return to the Bank all previous payments made to him under this Agreement.

      8. INDEMNIFICATION AND LIABILITY INSURANCE. Subject to and limited by
Section 22 of this Agreement, the Bank shall provide the following:

      (a) INDEMNIFICATION. The Bank agrees to indemnify Executive (and his heirs, executors, and administrators), and to advance expenses related to this indemnification, to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities that Executive reasonably incurs in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his service as a director or Executive of the Bank or any of its subsidiaries or affiliates (whether or not he continues to be a director or Executive at the time of incurring any such expenses or liabilities). Covered expenses and liabilities include, but are not limited to, judgments, court costs, and attorneys' fees and the costs of reasonable settlements, subject to Board approval, if the action is brought against Executive in his capacity as an Executive or director of the Bank or any of its subsidiaries or affiliates. Indemnification for expenses will not extend to matters related to Executive's termination for Cause. Notwithstanding anything in this Section 8(a) to the contrary, the Bank will not be required to provide indemnification prohibited by applicable law or regulation including, but not limited to, Section 409A of the Code. The obligations of this Section 8 shall survive the term of this Agreement by a period of six (6) years.

      (b) INSURANCE. During the period for which the Bank must indemnify Executive under this Section, the Bank will provide Executive (and his heirs, executors, and administrators) with coverage under a directors' and officers' liability policy, at the Bank's expense, that is at least equivalent to the coverage provided to directors and senior executives of the Bank and its subsidiaries.

      9. LIMITATION ON PAYMENTS. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive
(i) constitute "parachute payments" within the meaning of Section 280G of the Code and (ii) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive's severance benefits shall be either:

             (a)  delivered in full, or
             (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the

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Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Bank and the Executive otherwise agree in writing, any determination required under this Section 9 shall be made in writing by the Bank's independent public accountants immediately prior to Change in Control (the "Accountants"), whose determination shall be conclusive and binding upon the Executive and the Bank for all purposes. For purposes of making the calculations required by this Section 1, the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Bank and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Bank shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9.

      10. DISCLOSURE TO FUTURE AND PROSPECTIVE EMPLOYERS. Executive agrees that the Bank may notify any of his future or prospective employers or other third parties of this Agreement and may provide a copy of this Agreement to such parties without Executive's further consent.

      11. INJUNCTIVE RELIEF. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive's breach or threatened breach of Sections 1(c), 5, and 6 of this Agreement, agree that in the event of any such breach, the Bank, will be entitled, in addition to any other remedies and damages available, to an injunction to restrain Executive's violation as well as any violations of his partners, agents, servants, Executives and all persons acting for or under Executive's direction. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

      12. SUCCESSORS AND ASSIGNS.

      (a) SUCCESSOR TO BANK. The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Bank or the Holding Company, expressly and unconditionally to assume and agree to perform the Bank's obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

      (b) SUCCESSOR TO THE EXECUTIVE. Since the Bank is contracting for the unique and personal skills of the Executive, neither this Agreement nor any right or interest hereunder will be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by the Executive's legal personal representative.

      13. NO MITIGATION. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no

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such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

      14. NOTICES. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed to the Bank at its principal business offices and to Executive at his home address as maintained in the records of the Bank.

      15. NO PLAN CREATED BY THIS AGREEMENT. Executive and the Bank expressly declare and agree that this Agreement was negotiated among them and that no provision or provisions of this Agreement are intended to, or shall be deemed to, create any plan for purposes of the Executive Retirement Income Security Act of 1974 ("ERISA") or any other law or regulation, and each party expressly waives any right to assert the contrary. Any assertion in any judicial or administrative filing, hearing, or process that an ERISA plan was created by this Agreement shall be deemed a material breach of this Agreement by the party making the assertion.

      16. AMENDMENTS AND WAIVER. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time. Further, the Bank's waiver of its right to enforce similar conditions or provisions in another employee's agreement (employment or other) shall not operate as a waiver of its right to enforce any of the conditions or provisions in this Agreement.

      17. CHOICE OF LAW; ENFORCEABILITY; WAIVER OF JURY TRIAL

      (a) THE LAW OF MASSACHUSETTS APPLIES TO THIS AGREEMENT. This Agreement and all transactions contemplated by this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of law.

      (b) ANY DISPUTE REGARDING THIS AGREEMENT WILL TAKE PLACE IN MASSACHUSETTS. The Parties agree that this Agreement shall be enforced by the Business Litigation Session of the Massachusetts Superior Court located in Suffolk County, which retains exclusive jurisdiction and venue for any actions or proceedings, demand, claim or counterclaim relating to, or arising under, the terms and provisions of this Agreement, or to its breach. The Parties further acknowledge that material witnesses and documents would be located in Massachusetts.

      18. SEVERABILITY. If a court of competent jurisdiction determines that any portion of this Agreement is illegal, invalid or unenforceable, then that portion shall be considered to be removed from the Agreement and it shall not affect the legality, validity or enforceability

                                       13
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of the remainder of the Agreement and the remainder of the Agreement shall continue in full force and effect. Similarly, if the scope of any restriction or covenant contained herein should be or become too broad or extensive to permit enforcement thereof to its full extent, then the court is specifically authorized by the parties to enforce any such restriction or covenant to the maximum extent permitted by law, and Executive hereby consents and agrees that the scope of any such restriction or covenant may be modified accordingly in any judicial proceeding brought to enforce such restriction or covenant.

      19. HEADINGS. Headings contained in this Agreement are for convenience of reference only.

      20. ENTIRE AGREEMENT. This Agreement, together with any modifications subsequently agreed to in writing by the parties, along with the plans and any written agreements entered into by the parties pursuant to Sections 2(c) and
(d), shall constitute the entire agreement between the parties, and shall supersede all prior agreements, understandings and arrangements, oral or written, between the parties.

      21. SOURCE OF PAYMENTS. All payments provided in this Agreement shall be paid in from the general funds of the Bank. In the event, however, that the Bank is unable to make such payments to the Executive, such amounts and benefits shall be paid or provided by the Holding Company.

      22. MISCELLANEOUS. Any payment made pursuant to this Agreement, or otherwise, is subject to and conditioned upon their compliance with 12 U.S.C.
Section 1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

      23. REPRESENTATIONS. Executive hereby represents and warrants to the Bank that he understands this Agreement, that he enters into this Agreement voluntarily and that his employment under this Agreement will not conflict with any legal duty owed by him to any other party, or with any agreement to which Executive is a party or by which he is bound, including, without limitation, any non-competition or non-solicitation provision contained in any such agreement. Executive will indemnify and hold harmless the Bank and its officers, directors, security holders, partners, members, Executives, agents and representatives against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

                                   SIGNATURES

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on ___________, 2006.


ATTEST:                                   HAMPDEN BANK

                                          By:
----------------------------------            ----------------------------------

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Corporate Secretary                           For the Entire Board of Directors

ATTEST:                                   HAMPDEN BANCORP, INC.


                                          By:
----------------------------------            ----------------------------------
Corporate Secretary                           For the Entire Board of Directors


WITNESS:                                  EXECUTIVE:


----------------------------------        ----------------------------------
Corporate Secretary                       Glenn S. Welch

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